                                                                     EXHIBIT 4.6



                         DSC COMMUNICATIONS CORPORATION

                    1997 NON-EMPLOYEE DIRECTORS STOCK OPTION
                           AND RESTRICTED STOCK PLAN



         On April 30, 1997 (the "Effective Date") the Board of Directors of DSC Communications Corporation (the "Company") adopted the following 1997 Non-Employee Directors Stock Option and Restricted Stock Plan:

         1. PURPOSE. The purpose of the Plan is to provide Non-Employee Directors of the Company with a proprietary interest in the Company through the granting of options and restricted stock which will

                 (a) increase the interest of the Non-Employee Directors in the Company's welfare;

                 (b) furnish an incentive to the Non-Employee Directors to continue their services for the Company; and

                 (c) provide a means through which the Company may attract able persons to serve on the Board.

         2.      ADMINISTRATION.  The Plan will be administered by the Board.

         3. PARTICIPANTS. All Non-Employee Directors of the Company are to be granted options and shares of restricted stock (collectively, "Plan Awards") under the Plan, and upon such grant will become participants in the Plan.

         4.      SHARES SUBJECT TO PLAN.   Plan Awards may not be granted under
the Plan for more than 400,000 shares of Common Stock of the Company, but this number shall be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares subject to the Plan may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of a Plan Award or otherwise are no longer subject to a Plan Award granted under the Plan may be reoffered under the Plan.

         5. ALLOTMENT OF SHARES. Grants of Plan Awards under the Plan shall be as described in this Section 5.

                 (a) Each Non-Employee Director of the Company elected at, or continuing to serve following, each annual stockholders meeting, commencing with the 1997 annual meeting, shall be granted a Plan Award effective as of the Grant Date as follows: (i) an option to purchase 3,500 shares of Common Stock of the Company, and (ii) a restricted stock award of 1,000 shares of Common Stock.

                 (b) Each Non-Employee Director of the Company appointed after the Effective Date to fill a vacancy in the Board who has not previously served as a director of the Company shall be granted a Plan Award effective as of the Grant Date as follows: (i) an option to purchase 3,500 shares of Common Stock of the Company, and (ii) a restricted stock award of 1,000 shares of Common Stock.

         6. GRANT OF PLAN AWARDS. All Plan Awards under the Plan shall be automatically granted as provided in Section 5. The grant of Plan Awards shall be evidenced by stock option and restricted stock agreements containing such terms and provisions as are approved by the Board, but not inconsistent with the Plan. The Company shall execute stock option and restricted stock agreements upon instructions from the Board.

         7. OPTION PRICE. The exercise price for each share of Common Stock covered by an option under the Plan shall be equal to the Fair Market Value of a share of Common Stock on the Grant Date.

         8.       VESTING AND EXERCISABILITY.

                 (a) Each option under a Plan Award will become fully vested on the Grant Date and the Option Period shall begin on the date which is six (6) months after the Grant Date and will terminate at the first of the following:

                          (i)     5 p.m. on the tenth anniversary of the Grant
                 Date;

                          (ii) 5 p.m. on the first anniversary following the date of the Non-Employee Director's death or disability; or

                          (iii) 5 p.m. on the second anniversary following the date the Non-Employee Director ceases to be a director of the Company for any reason other than death or disability, unless such date is extended by the Board.

                 (b) The restricted stock under a Plan Award may not be sold, assigned, transferred, redeemed, pledged or otherwise encumbered during a period determined hereunder (the "Restriction Period"). The Restriction Period for each Plan Award shall lapse with respect to one half ( 1/2) of the restricted stock under a Plan Award on the first anniversary of the Grant Date and the one half ( 1/2) of the remaining restricted stock under a Plan Award on the second anniversary of the Grant Date; provided, the Restriction Period shall lapse on the day immediately preceding the date of a Change in Control (as defined below). On the date the Restriction Period terminates, the restricted stock in respect of which restrictions have terminated shall vest in the Non-Employee Director (the "Vest Date") and all restrictions on transfer or assignability of the restricted stock shall lapse, who may then require the Company to issue certificates evidencing the restricted stock. If a Non-Employee Director ceases to be a director of the Company for any reason whatsoever before a Vest Date, the restricted stock for which a Vest Date has not occurred shall not vest and such shares of Common Stock shall therefore become available for other Plan Awards under the Plan. A "Change in control" of the Company shall mean a change in control of a nature that would be required to be reported (assuming each such event has not been "previously reported") in response to Item 1(a) of the current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (A) any "person", as such term is used in Section 14(d) of the Exchange Act, other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan of the Company, or its subsidiaries, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company's Common Stock; or (B) individuals who constitute the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (i), considered as though such person were a member of the Incumbent Board.

         9.      RIGHTS IN EVENT OF DEATH OR DISABILITY.   If a participant
dies or becomes disabled prior to termination of his/her right to exercise an option in accordance with the provisions of his/her stock option agreement without having totally exercised the option, the option may be exercised to the extent the participant could have exercised the option on the date of his/her death or disability at any time prior to the earlier of the dates specified in
Section 8(a) (i) or (ii) hereof by (i) the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant's death, or (ii) the participant or his/her personal representative in the event of the participant's disability, subject to the other terms of the Plan and applicable laws, rules and regulations. For purposes of the Plan, the Board shall determine the date of disability of a participant.

         10. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check or by tendering shares of Common Stock at the Fair Market Value per share at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him/her. In addition, the participant shall tender payment of the amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of an option.

         11. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding Plan Award granted under the Plan and the option price for an option granted hereunder, shall be adjusted to reflect, as deemed appropriate by the Board, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company. If
(a) the Company shall be party to a merger or consolidation in which (i) the Company is not the surviving entity, or (ii) the Company survives only as a subsidiary of an entity other than a previously owned subsidiary of the Company, or (iii) the Company survives but the Common Stock is exchanged or converted into any securities or property, (b) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any person or entity (other than a wholly-owned subsidiary of the Company) or (c) the Company is to be dissolved and liquidated (each such event is referred to herein as a "Corporate Change"), then effective as of the earlier of (A) the date of approval by the stockholders of the Company of such Corporate Change or (B) the date of such Corporate Change, (1) in the event of any such merger or consolidation and upon any exercise of any outstanding stock option or upon receipt of restricted stock on the Vest Date under a Plan Award, the participant shall be entitled, in respect of a stock option, to purchase, in lieu of the number of shares of Common Stock as to which such option shall then be exercisable, and in respect of restricted stock, to receive, in lieu of the number of shares of Common Stock as to which such restricted stock shall then be vested, the number and class of shares of stock or other securities or property to which the participant would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation the participant had been the holder of record of the number of shares of Common Stock as to which such Plan Award is then exercisable or vested, and (2) in the event of any such sale, lease or exchange of assets or dissolution, each participant shall surrender his/her options and restricted stock to the Company and the Company shall cancel such options and restricted stock and pay to each participant an amount of cash per share equal to the excess of the per share price offered to stockholders of the Company in any such sale, lease or exchange of assets or dissolution transaction for the shares subject to such Plan Awards, less the exercise price(s) under any options.

         12. NON-ASSIGNABILITY. Plan Awards may not be transferred other than by will or by the laws of descent and distribution.

         13. INTERPRETATION. The Board shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Board may rescind and amend its rules and regulations.

         14. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the stockholders of the Company.

         15. TERM. Unless sooner terminated by action of the Board, the Plan will terminate on April 30, 2007. No Plan Awards may be granted under the Plan after April 30, 2007, but Plan Awards granted before that date will continue to be effective in accordance with their terms.

         16. DEFINITIONS. For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

                 (a) "Board" means the board of directors of the Company or any committee of the Board appointed by the Board to administer the Plan or any portion of the Plan.

                 (b) "Common Stock" means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

                 (c) "Fair Market Value " means, as of any specified date, the closing price of the Common Stock on the NASDAQ National Market System (or, if the Common Stock is not then listed on such exchange, such other national stock exchange on which the Common Stock is then
         listed) on that date.   If the Common Stock is not then listed on any
         national securities exchange but is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low sales prices of Common Stock on the specified date. If the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Board in such manner as it deems appropriate.

                 (d) "Grant Date" means, with respect to a Plan Award, the date of the annual stockholders meeting at which the Non-Employee Director is elected, or continuing to serve following, or the date of the Board meeting at which the Non-Employee Director is appointed to fill a vacancy in the Board, whichever is applicable, and, as a consequence thereof, is granted that Plan Award.

                 (e) "Non-Employee Director" means a director of the Company who is not an employee of the Company or any of its subsidiaries.

                 (f) "Option Period" means the period during which an option may be exercised.

                 (g) "Plan" means this Non-Employee Directors Stock Option and Restricted Stock Plan, as amended from time to time.